INDEPENDENT AUDITORS' CONSENT

         We consent to the use in the Registration Statement of Phon-Net.com, Inc. (formerly known as Phon-Net Corporation) on Form SB-2 of our review engagement report dated July 15, 1999 on the consolidated balance sheets of Phon-Net Corporation (formerly known as Phon-Net Corporation) as of April 30, 1999, and the consolidated statements of operations and deficit, cash flows and stockholders' equity for the nine months then ended. We also consent to the use of our audit report dated February 15, 1999 on the consolidated balance sheets as of July 31, 1998 and 1997, and the consolidated statements of operations and deficit, cash flows and stockholders' equity for the periods ended July 31, 1998, 1997 and 1996.

         In addition, we also consent to the reference to us under the heading "Experts" in such Registration Statement.

/S/ MORGAN & COMPANY
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MORGAN & COMPANY
Chartered Accountants
Vancouver, British Columbia
November 16, 1999